Exhibit 99.1

NEWS

ANADARKO ANNOUNCES $4 BILLION MIDSTREAM

ASSET SALE

AS WESTERN GAS ANNOUNCES SIMPLIFICATION TRANSACTION

HOUSTON, Nov. 8, 2018 – Anadarko Petroleum Corporation (NYSE: APC) today announced a transaction to sell substantially all of its remaining midstream assets for $4.015 billion to Western Gas Partners, LP (NYSE: WES), with $2.0075 billion cash proceeds, and the balance to be paid in new Western Gas equity. Concurrently WES announced it has entered into a merger agreement with Western Gas Equity Partners, LP (NYSE: WGP), which will result in a simplified midstream structure. The sale is expected to close in the first quarter of 2019, concurrently with the closing of the merger. The closing of the asset sale and merger is subject to the parties obtaining regulatory approvals and other customary closing conditions. The closing of the merger is subject to obtaining WES unitholder approval.

BENEFITS FOR ANADARKO

•	Generates more than $4 billion in net proceeds to Anadarko, including more than $2 billion of cash plus new Western Gas equity units

•	Results in expected 2019 cash distributions paid to Anadarko totaling more than $600 million, which is an increase of almost 50 percent versus prior expectations

•	Maintains operating control of one of the largest midstream master limited partnerships (MLP), with approximately 55.5 percent pro-forma ownership of the combined entity

•	Reduces future midstream capital funding requirements associated with the divested assets

“The size of this asset sale, along with the clear benefits of the simplification transaction, highlights the tremendous value of Anadarko’s midstream business,” said Al Walker, Anadarko Chairman, President and CEO. “This will enhance the read-through value of Anadarko’s midstream ownership through increased liquidity and a less complex structure. Further, it supports our durable strategy of returning value to Anadarko’s shareholders, as we expect to continue prioritizing the use of cash and free cash flow to repurchase shares, reduce debt, and increase the dividend over time.”

TRANSACTION HIGHLIGHTS

Under the terms of the asset sale transaction, WES will acquire substantially all of Anadarko’s remaining midstream assets, which are largely associated with Anadarko’s two premier U.S. onshore oil plays in the Delaware and DJ basins. The acquired assets include DBM Oil Services (100-percent interest), APC Water Holdings (100-percent interest), the Bone Spring Gas Plant (50-percent non-operated interest), and the MiVida Gas Plant (50-percent non-operated interest) in the Delaware Basin of West Texas. In the DJ Basin of northeast Colorado, WES will acquire Anadarko’s 100-percent interest in both the DJ Basin Oil System and the Wattenberg Plant. Additional Anadarko midstream assets to be acquired by WES include equity stakes in the Saddlehorn Pipeline (20-percent non-operated interest), the Panola Pipeline (15-percent non-operated interest), and the Wamsutter Pipeline (100-percent interest).

Under the terms of their merger transaction, WGP will acquire all of the outstanding publicly held common units of WES and substantially all of the WES common units owned by Anadarko in a unit-for-unit, tax-free exchange. WES will survive as a partnership with no publicly traded equity, owned 98 percent by WGP and 2 percent by Anadarko. WES will remain the borrower for all existing debt and future issuances and the owner of all operating assets and equity investments.

Barclays Capital Inc. acted as financial and structuring advisor to Anadarko, WES and WGP. Goldman Sachs & Co. LLC acted as financial advisor to the Anadarko board of directors. Vinson & Elkins L.L.P. served as transaction counsel to Anadarko, WES and WGP.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2017, the company had 1.44 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

Important Information for Investors and Unitholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed simplification transactions, WES will file with the Commission a registration statement on Form S-4, which will include a prospectus of WGP and a proxy statement of WES. WES and WGP also plan to file other documents with the Commission regarding the proposed simplification transactions. After the registration statement has been declared effective by the Commission, a definitive joint proxy statement/prospectus will be mailed to the unitholders of WES. INVESTORS AND UNITHOLDERS OF WES ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED MERGER THAT WILL BE FILED WITH THE COMMISSION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and unitholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about WES and WGP once such documents are filed with the Commission, through the website maintained by the Commission at http://www.sec.gov. Copies of the documents filed with the Commission by WES and WGP will be available free of charge on their internet website at www.westerngas.com or by contacting their Investor Relations Department at 832-636-6000.

Participants in the Solicitation

Anadarko, WES, Western Gas Holdings, LLC (“WES GP”), WGP, Western Gas Equity Holdings, LLC (“WGP GP”) and each of the respective directors and certain of the executive officers of Anadarko, WES GP and WGP GP may be deemed to be participants in the solicitation of proxies from the unitholders of WES in connection with the proposed simplification transactions. Information about the directors and executive officers of Anadarko is set forth in Anadarko’s Definitive Proxy Statement on Schedule 14A which was filed with the Commission on March 23, 2018 and APC’s Annual Report on Form 10-K which was filed with the Commission on February 15, 2018, respectively. Information about the directors and executive officers of WES is set forth in WES’s Annual Report on Form 10-K which was filed with the Commission on February 16, 2018. Information about the directors and executive officers of WGP is set forth in WGP’s Annual Report on Form 10-K which was filed with the Commission on February 16, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the Commission when they become available. Free copies of these documents can be obtained using the contact information above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. For example, statements regarding future financial performance, future competitive positioning and business synergies, future acquisition cost savings, future market demand, future benefits to shareholders and unitholders, future economic and industry conditions, the proposed merger (including its benefits, results, effects and timing) and whether and when the simplification transactions will be consummated, are forward-looking statements within the meaning of federal securities laws. Anadarko, WES, WES GP, WGP and WGP GP believe that their expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct.

A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this communication. Such factors include, but are not limited to: the failure of the unitholders of WES to approve the proposed merger; the risk that the conditions to the closing of the proposed simplification transactions are not satisfied; the risk that regulatory approvals required for the proposed simplification transactions are not obtained or are obtained subject to conditions that are not anticipated; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed simplification transactions; uncertainties as to the timing of the proposed simplification transactions; competitive responses to the proposed simplification transactions; the inability to obtain or delay in obtaining cost savings and synergies from the proposed simplification transactions; unexpected costs, charges or expenses resulting from the proposed simplification transactions; the outcome of pending or potential litigation; the inability to retain key personnel; uncertainty of the expected financial performance of WGP following completion of the proposed simplification transactions; and any changes in general economic and/or industry specific conditions.

Anadarko, WES and WGP caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Anadarko’s, WES’s and WGP’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Commission filings, which are available at the Commission’s website, http://www.sec.gov. All subsequent written and oral forward-looking statements concerning Anadarko, WES, WGP, the proposed simplification transactions or other matters attributable to Anadarko, WES and WGP or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Each forward looking statement speaks only as of the date of the particular statement. Except as required by law, Anadarko, WES, WES GP, WGP and WGP GP undertake no obligation to publicly update or revise any forward-looking statements.

#                #                 #

Anadarko Contacts

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

INVESTORS:

Robin Fielder, robin.fielder@anadarko.com, 832.636.1462

Andy Taylor, andy.taylor@anadarko.com, 832.636.3089

5